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EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this Registration Statement of Veeco Instruments Inc. on Form S-4 of our report dated January 28, 2002 on the financial statements (which report includes an explanatory paragraph referring to the implementation of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements) and of our report dated January 28, 2002 on the financial statement schedules appearing in the Annual Report on Form 10-K of FEI Company for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

Portland, Oregon

August 9, 2002	By:	/s/ DELOITTE & TOUCHE LLP

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CONSENT OF INDEPENDENT ACCOUNTANTS